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                                                                   Exhibit 10.45

                       SERVICES AND PROFESSIONAL PERSONNEL
                              SECONDMENT AGREEMENT

      THIS SERVICES AND PROFESSIONAL PERSONNEL SECONDMENT AGREEMENT (the "Agreement") is entered into as of the 1st day of April, 1996 (the "Effective Date") by and between:

      PIOGLOBAL CORPORATION, a company organized and registered in accordance with the laws of the state of Delaware, U.S.A., and having its legal address at: c/o The Pioneer Group, Inc., 60 State Street, Boston, MA 02109, USA, and represented by its Assistant Secretary, Mr. Robert D. Nicoson (hereinafter the "Company"), and

      JSC "FOREST-STARMA," a Russian closed joint stock company registered in accordance with the laws of the Russian Federation and having its legal address at: 4 Koprovaya Street, Komsomolsk-on-Amur 681005, Khabarovsk Territory, Russian Federation, and represented by Igor Vladimirov, its General Director (hereinafter "Forest-Starma").

      The Company and Forest-Starma may be hereinafter referred to individually as a "Party" and together as "Parties."

                                    RECITALS

      WHEREAS, Forest-Starma is engaged in the harvesting and export sale of timber in the Khabarovsk Territory of the Russian Far East, and desires to obtain the professional services of certain qualified individuals employed by the Company to assist its activities in Russia; and

      WHEREAS, the Company employs certain personnel with the qualifications and abilities necessary to assist Forest-Starma, and has the necessary experience and expertise to provide supporting services and professional personnel to Forest-Starma, according to the terms and conditions of the Agreement.

      NOW THEREFORE, the Parties agree as follows:

                                    AGREEMENT

                               ARTICLE 1. SERVICES

      1.1. Scope of Services. The Company shall consult, advise, research, gather information and provide expert assistance, personnel and related support services to Forest-Starma with regard to its timber harvesting and export activities in and outside of the Russian Federation (hereinafter the "Services").
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      1.2. Place of Performance of Services. All Services, except the services of seconded personnel who will be working in Russia, shall take place outside of the Russian Federation.

                              ARTICLE 2. SECONDMENT

      2.1. Secondees. As part of the Services described in Article 1, the Company hereby seconds, and Forest-Starma hereby accepts the secondment of certain specialist employees of the Company (the "Secondees"), who have agreed to be seconded to Forest-Starma in accordance with the terms of this Agreement.

      2.2. Job Descriptions. The professional responsibilities of the Secondees shall be determined in accordance with the job descriptions and internal regulations of the Company, subject to the agreement of Forest-Starma, in order that the functions of the Secondees do not duplicate the functions of Forest-Starma's own personnel as specified in their job descriptions and/or assigned duties.

      2.3. Employment Status. Throughout the Term (as defined in Section 4.1. below), Secondees shall remain employees of the Company, and shall continue to receive salary and benefits according to the employment agreements between them and the Company. The Secondees shall not be employees of Forest-Starma.

      2.4. Authority. Unless specifically agreed otherwise and evidences by a power of attorney or resolution of the board of directors of Forest-Starma, the Secondees shall have no authority to bind Forest-Starma in contract or otherwise, and shall not be held out or represented either to the general public or to specific parties as having such authority.

                          ARTICLE 3. FEES AND PAYMENTS

      3.1. Fee for Services. In exchange for the Services, including the secondment of the Company's specialist employees, Forest-Starma shall pay the Company a monthly fee of one hundred-five thousand U.S. Dollars ($ 105,000) (the "Fee"), which shall be exclusive of any applicable value added and withholding taxes. Each Party shall pay its own taxes with respect to the payments made hereunder, in accordance with applicable legislation. The Fee may be changed from time to time by mutual agreement of the Parties in order to reflect changes to the scope of Services, or the number, qualifications or cost to the Company of personnel seconded hereunder or to reflect changes in direct expenses incurred by the Company in providing Services hereunder. Any change in the Fee shall be made only by written Protocol signed no later than five business days after the end of the month for which such change is effective. Any bonuses paid by the Company to Secondees in connection with their services provided to Forest-Starma shall be paid by Forest-Starma as part of the Fee, only to the extent that Forest-Starma shall not have objected to the payment of such bonuses.

      3.2. Expenses. The Fee shall include the reasonable costs and expenses incurred by the Company in connection with its provision of Services hereunder, including costs related to the relocation of the seconded personnel, as well as any accounting, audit, legal, or tax advice directly related to providing Services to Forest-Starma hereunder. The Company shall include such costs and expenses as separate line items on (A) the relevant Protocol agreed to between the


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Parties with respect to the amount of the Fee (Article 3.1.) and (B) the monthly acceptance order for Services (Article 3.3.). The Company shall, within 5 days after a written request from Forest-Starma, provide any necessary backup documentation for any item of expense and provide written justification of the reasonableness of any item of expense.

      3.3. Payments. No later than 5 business days after the end of each month, the Company and Forest-Starma shall execute an acceptance order for the Services rendered (and Expenses incurred) during the previous month. No later than 5 business days after the execution of the monthly acceptance order for Services, Forest-Starma shall pay, for Services rendered during the previous month, the Fee set forth in Article 3.1. or in the relevant Protocol executed in accordance with Article 3.1. If no Protocol with respect to Services was delivered with respect to the previous month, then the amount of the Fee shall be as set forth in Article 3.1.

                         ARTICLE 4. TERM AND TERMINATION

      4.1. Term. The Agreement shall commence on the Effective Date, and unless earlier terminated in accordance with this Agreement, shall continue for a period of _____ (_) years (the "Term").

      4.2. Early Termination. This Agreement and any of the secondments provided hereunder may be terminated by either Party upon 15 calendar days' notice to the other, delivered in accordance with Article 5.9. below. Additionally, any of the secondments may be terminated in the event any Secondee should resign, become ill, or otherwise become unable to fulfill his or her job responsibilities for a period of 15 calendar days or more, unless otherwise agreed by the Parties. In the event of such earlier termination of one or more of the secondments, the Parties shall amend this Agreement to make a corresponding adjustment to the Fee due hereunder. In the event the Parties cannot agree on an adjustment to the Fee, this Agreement shall terminate 15 calendar days after the event which necessitated the adjustment to the Fee.

                        ARTICLE 5. ADDITIONAL PROVISIONS

      5.1. No Liability for Secondees. The Company and Forest-Starma agree that during the Term, the Secondees shall remain employees of the Company, and the Company shall pay any applicable payroll taxes that may be due in connection with the secondment. Forest-Starma shall not bear any direct or vicarious liability to the Company or its shareholders for the intentional or negligent acts or omissions of the Secondees that may occur during the Term.

      5.2. Indemnification. The Company agrees to indemnify fully and to hold Forest-Starma harmless from and against any and all costs, claims, suits, damages, fines, penalties, or administrative determinations, including legal fees, that may be imposed upon or incurred by Forest-Starma in relation to this Agreement or any of the secondments.

      5.3. No Assignment. Neither Party may assign, delegate or transfer its rights or obligations hereunder to any third party without the prior written consent of the other Party; provided, however, that the Company may assign to any of its affiliates any portion of the payments due from Forest-Starma for the provision of the Services. This Agreement shall be


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binding upon and inure to the benefit of the Parties, their successors in interest, if any, and their respective permitted assigns and transferees.

      5.4. Dispute Resolution. Any dispute arising from or in connection with this Agreement shall first be the subject of amicable negotiations between the Parties. If the dispute cannot be resolved within 30 calendar days, then any Party may refer this dispute to, and the Parties hereby agree to the jurisdiction of, arbitration by the American Arbitration Association in the city of Boston, Massachusetts, U.S.A. The Arbitration tribunal shall consist of one
(1) arbitrator. Arbitration shall be conducted and all documents submitted in the English language, and shall proceed according to the International Arbitration Rules of the American Arbitration Association then in effect. Any award of the arbitrator shall be final and binding on the Parties.

      5.5. Choice of Law. This Agreement and any dispute, controversy or claim arising hereunder shall be determined according to the laws of the Commonwealth of Massachusetts, U.S.A.

      5.6. Integration. This Agreement contains the entire agreement of the Parties, and cancels, invalidates and supersedes all other commitments or representations which may have been made by the Parties, either orally or in writing, prior to and contemporaneous with the signing thereof. There are no representations, warranties, conditions, guarantees or understandings between the Parties regarding the subject matter of this Agreement, other than those expressly set forth herein.

      5.7. Severability. If any provision of this Agreement is or becomes invalid, ineffective, unenforceable or illegal for any reason, the remaining provisions shall continue in full force and effect. In that event, the Parties shall amend this Agreement as necessary in order to effect, as nearly as possible, their original intent.

      5.8. Amendments. The Parties may, at any time, modify or amend this Agreement provided such modifications or amendments are made in writing, and signed by the Parties.

      5.9. Notices. Any notice required or permitted by this Agreement shall be made in writing, in English, and delivered by facsimile transmission to the following numbers:

          Forest-Starma:                          Company:
          7-42172-46855                           1(617)422-4293

      Any party receiving notice shall acknowledge such receipt by return facsimile message.

      5.10. Counterparts. This Agreement may be executed by the Parties in two counterparts and with facsimile signatures, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.


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      IN WITNESS WHEREOF, the Parties shall cause two original copies of this
Agreement, one for the Company and one for Forest-Starma to be duly executed in side-by-side Russian and English texts. In the event of any difference in interpretation between the texts, the English text shall control.

      PIOGlobal Corporation               JSC "Forest-Starma"


      /s/ Robert D. Nicoson               /s/ Igor Vladimirov
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      Robert D. Nicoson                   Igor Vladimirov
      Assistant Secretary                 General Director

                                     [SEAL]


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